Exhibit 99.1

Contact:
Steven H. Benrubi
(949) 699-3947

Tamara Chamberlain to Join Wet Seal's Arden B Division
Appointed Vice President, General Merchandise Manager

FOOTHILL RANCH, CA, April 12, 2013 (BUSINESS WIRE) - The Wet Seal, Inc. (Nasdaq: WTSL), a leading specialty retailer to young women, today announced that the Company has appointed Tamara Chamberlain as Vice President, General Merchandise Manager, for its Arden B Division, effective April 15, 2013. She will replace Sharon Hughes, former President and Chief Merchandise Officer for the Arden B Division, who resigned to pursue other opportunities.

Ms. Chamberlain comes to Wet Seal with 15 years of experience in retail, having most recently served as General Merchandise Manager for contemporary women's retailer bebe stores, Inc. Earlier in her career, she held various merchandising leadership roles at Pacific Sunwear of California, Inc. and Nordstrom, Inc.

John D. Goodman, the Company's Chief Executive Officer, commented, “Tamara brings a strong combination of merchandising and leadership skills, along with deep knowledge of the women's contemporary market, that will be instrumental in our efforts to revitalize the Arden B brand. We are thrilled to have her on board and believe her expertise, coupled with Arden B's seasoned buying team, will enable us to restore sales growth, capture greater market share and build a more sustainable model for long-term success.”

Mr. Goodman added, “We would also like to thank Sharon Hughes for her leadership of the Arden B Division over the past five years, and wish her well in her future endeavors.”

About The Wet Seal, Inc.
Headquartered in Foothill Ranch, California, The Wet Seal, Inc. is a leading specialty retailer of fashionable and contemporary apparel and accessory items. As of February 2, 2013, the Company operated a total of 530 stores in 47 states and Puerto Rico, including 468 Wet Seal stores and 62 Arden B stores. The Company's products can also be purchased online at www.wetseal.com or www.ardenb.com. For more company information, visit www.wetsealinc.com.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This news release contains forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, the intent, belief, plans or expectations of the Company or its management. All forward-looking statements made by the Company involve material risks and uncertainties and are subject to change based on factors beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. Such factors include, but are not limited to, those described in the Company's filings with the Securities and Exchange Commission. The Company will not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.
SOURCE: The Wet Seal, Inc.